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THE LOEWEN GROUP INC.

(NYSE, TSE, ME: LWN) NEWS

Contact:       Linda Press
               Sitrick and Company
               (310) 788-2850

                              FOR IMMEDIATE RELEASE

                 LOEWEN GROUP REPORTS FIRST QUARTER 1999 RESULTS

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VANCOUVER, BC, May 12, 1999 -- THE LOEWEN GROUP INC. (NYSE, TSE, ME: LWN), one
of the largest funeral home and cemetery operators in North America, today announced revenues for the first quarter ended March 31, 1999, of $311 million, compared to $310 million in the same period last year. Net income for the first quarter of 1999 was $7 million or $0.06 per share, versus $30 million or $0.38 per share in the first quarter of 1998.

Funeral home revenues for the quarter were $175 million, an increase of 2.2 percent from $172 million in the first quarter of 1998. The Company performed 46,000 funerals compared to 45,000 in the same period a year earlier. Funeral home gross margin in the first quarter of 1999 was virtually equal to that of 1998 at 42.0 percent. On a same-store basis, the number of funerals performed decreased 2.4 percent, while the average revenue per funeral remained stable. Related same-store costs decreased 2.5 percent.

First quarter cemetery revenues were down 3.2 percent to $112 million, compared to $115 million in the first quarter of 1998. Cemetery pre-need gross sales for the quarter were $91 million, an increase of 8.8 percent. Income recognized on merchandise and perpetual care trust funds during the quarter decreased by $1 million or 11.1 percent due to lower market investment returns. Cemetery gross margins have declined to 27.1 percent for the quarter versus 32.3 percent for the same period last year. The gross margin was impacted by the decline in cemetery gross sales, lower trust income and higher operating costs.

"While our core funeral business is fundamentally sound and we have taken steps to improve the negative cash flow from the cemetery division," said Loewen Group Chairman John S. Lacey, "we are facing extreme difficulties with our highly leveraged balance sheet and the resulting negative cash flow, which is impeding our ability to improve the operations of our Company."

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During the past three years, the Company said its growth plan had emphasized cemetery acquisitions versus a historical emphasis on funeral home acquisitions. The Company experienced difficulties in integrating new cemeteries and was impacted by recently declining cemetery and funeral home valuations.

"We have refocused our strategy away from acquisitions to improving existing operations. The Company is making progress in resolving its obstacles; nevertheless, many critical issues remain outstanding at this time. We continue to examine various courses of action which would enable us to alleviate both financial and operational hurdles. However, we are uncertain that these efforts will be sufficient," continued Mr. Lacey.

The Company said the negative cash flow from operations was primarily attributable to the rapid increase in poorly structured cemetery pre-need sales. The pre-need program required significant cash outflows including sales commissions, but yielded minimal short-term inflows. The Company has improved the structure of its pre-need sales and has implemented other corrective actions which the Company expects will reduce negative cashflow in the cemetery division.

"Our reorganized operational management is working towards enhancing funeral and cemetery operations, revamping the pre-need sales program, reducing overhead and achieving greater accountability for cemetery profitability and cash flow. We are implementing new information systems, primarily in cemeteries, to monitor and evaluate site-specific results," concluded Mr. Lacey.

As previously announced on March 31, 1999, the Company entered into revised lending agreements with the lenders under its bank credit agreement, Management Equity Investment Plan bank term credit agreement and certain other notes. The amendments change and add certain financial covenants, suspend all Common, Preferred and Monthly Income Preferred Security dividends, provide no further borrowings under its bank credit agreement except for certain letters of credit, and require refinancing of the $300 million pass-through asset trust guaranteed notes ("PATS senior notes") by September 15, 1999.

On the same day, the Company completed the sale of 124 cemeteries and three funeral homes for gross proceeds of $193 million, $127 million of which was used to reduce indebtedness. The asset disposition resulted in an estimated pre-tax loss of approximately $302 million, which was reflected in the Company's 1998 financial results as an asset impairment. Gains or losses on other groups of assets sold, if any, could be small or significant depending upon the specifics of the transaction.


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The Company's attached unaudited interim consolidated financial statements have been prepared on a going concern basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. If the "going concern" basis was not appropriate for the interim consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, and the reported revenues and expenses, and the balance sheet classifications used. There is substantial doubt about the appropriateness of the going concern assumption because of recent losses and continued negative cash flows. There is also uncertainty as to the Company's ability to refinance the PATS senior notes which may be redeemed on October 1, 1999 and which require refinancing by September 15, 1999 under the terms of amended credit agreements. In the event that the Company cannot mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption, the Company or its creditors may initiate proceedings for the liquidation or reorganization of the Company under Canadian and/or U.S. bankruptcy laws.

Based in Vancouver, the Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 16,000 people and derives approximately 90 percent of its revenue from its US operations.

Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.



The Loewen Group's website is located at http://www.loewengroup.com

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